Exhibit 77(c)


Lord Abbett Investment Trust


Supplemental Proxy Information (unaudited)

Special meetings of the shareholders of Lord Abbett Short Duration Income Fund (formerly, Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund ("Limited Duration Fund")) and Lord Abbett Income Fund (formerly, Lord Abbett U.S. Government & Government Sponsored Enterprises Fund ("U.S. Government Fund")) were held on November 9, 2007. The meeting for Limited Duration Fund was adjourned and subsequently held on November 29, 2007.

The meeting for Limited Duration Fund was held for the purpose of approving the proposal to change the Fund's investment objective from "a high level of income from a portfolio consisting primarily of limited duration U.S. Government securities" to "a high level of income consistent with preservation of capital." With the change in the Fund's investment objective and investment strategy, the Fund would invest primarily in various short duration fixed income securities, including those of corporate issuers.

The meeting for U.S. Government Fund was held for the purpose of approving (1) a proposal to change the Fund's investment objective from "high current income consistent with reasonable risk" to "a high level of income consistent with preservation of capital" and (2) a proposal to eliminate the Fund's fundamental investment restriction that prohibits it from investing in securities other than U.S. Government securities. With the change in the Fund's investment objective and investment strategy, the Fund would invest primarily in various fixed income securities, including those of corporate issuers.

The results of the proxy solicitation on the preceding matter were as follows:

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Matter                           Votes For     Votes Against      Abstentions

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1. Proposal - Limited          12,338,571.09    1,110,231.06       734,717.20
Duration - Approval of a
change to the Fund's
investment objective.
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2(a). Proposal - U.S.          98,637,855.11   11,945,849.63    11,122,302.70
Government Fund - Approval
of a change to the Fund's
investment objective.
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2(b). Proposal - U.S.          98,331,266.25    11,822,552.08   11,552,189.11
Government Fund - Approval
of the elimination of a
fundamental investment
restriction.
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